EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of January 08, 2007, by and between Cavico Corp ("Cavico"), of 17011 Beach Blvd, Suite 1230, Huntington Beach, California, 92647 and Ha Quang Bui ("Ha").

A. Cavico is engaged in the business of Construction.Ha will primarily perform the job duties at the following location: 17011 Beach Blvd, Suite 1230, Huntington Beach, California.

B. Cavico desires to have the services of Ha.

C. Ha is willing to be employed by Cavico.

Therefore, the parties agree as follows:

1. EMPLOYMENT. Cavico shall employ Ha as a(n) CEO. Ha shall provide to Cavico the services described on the attached Exhibit A, which is made a part of this Agreement by this reference. Ha accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of Cavico and Cavico's supervisory personnel.Ha shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Ha from time to time by Cavico.

2. BEST EFFORTS OF EMPLOYEE. Ha agrees to perform faithfully, industriously, and to the best of Ha's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Cavico. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Cavico may require from time to time.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Ha under this Agreement, Cavico will pay Ha an annual salary of $ 70000 payable monthly on the first day of each month. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Ha shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Ha has not yet been paid, and for any commission earned in accordance with Cavico's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and Cavico's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

4. EXPENSE REIMBURSEMENT. Cavico will reimburse Ha for "out-of-pocket" expenses incurred by Ha in accordance with Cavico's policies in effect from time to time.

5. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Ha shall provide Cavico with all information, suggestions, and recommendations regarding Cavico's business, of which Ha has knowledge, that will be of benefit to Cavico.

6. CONFIDENTIALITY. Ha recognizes that Cavico has and will have information regarding the following:
- inventions
- products
- product design
- processes
- technical matters
- trade secrets
- copyrights
- customer lists
- prices
- costs
- discounts
- business affairs
- future plans
and other vital information items (collectively, "Information") which are valuable, special and unique assets of Cavico. Ha agrees that Ha will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of Cavico. Ha will protect the Information and treat it as strictly confidential. A violation by Ha of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

7. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Ha has disclosed (or has threatened to disclose) Information in violation of this Agreement, Cavico shall be entitled to an injunction to restrain Ha from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Cavico shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

8. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 1 year period after the termination of Ha's employment. During such 1 year period, neither party shall make or permit the making of any public announcement or statement of any kind that Ha was formerly employed by or connected with Cavico.

9. VACATION. Ha shall be entitled to 14 of paid vacation for each completed year of employment. Such vacation must be taken at a time mutually convenient to Cavico and Ha, and must be approved by Cavico. Requests for vacation shall be submitted to Ha's immediate supervisor 14 days in advance of the requested beginning date.

The provisions of this Vacation section are subject to change in accordance with Cavico policies in effect from time to time.

10. SICK LEAVE. Ha shall be entitled to 6 day(s) paid time, due to illness or for personal business, for each year of employment, with the year to be measured using Ha's starting date as the point of beginning. Unused sick leave benefits as of December 31 of each year may be converted into cash compensation at a rate of $25.00 per hour. Sick leave may be accumulated from year to year up to a total of 6 days; excess amounts shall be forfeited.

All requests for sick days off shall be made by Ha in accordance with Cavico policies in effect from time to time.

The provisions of this Sick Leave section are subject to change in accordance with Cavico policies in effect from time to time.

11. PERSONAL LEAVE. Ha shall be entitled to 6 day(s) unpaid time, for personal business or due to illness, for each year of employment, with the year to be measured using Ha's starting date as the point of beginning. Personal leave benefits may not be converted into cash compensation. Ha's rights to unused personal leave benefits shall be forfeited upon termination of employment. Personal leave may not be accumulated from year to year; unused benefits shall be forfeited.

All requests for personal days off shall be made by Ha in accordance with Cavico policies in effect from time to time.

The provisions of this Personal Leave section are subject to change in accordance with Cavico policies in effect from time to time.

12. HOLIDAYS. Ha shall be entitled to the following holidays with pay during each calendar year:
- New Year's Day
- Memorial Day
- 4th of July
- Labor Day
- Thanksgiving Day
- Christmas Day

The provisions of this Holidays section are subject to change in accordance with Cavico policies in effect from time to time.

13. INSURANCE BENEFITS. Ha shall be entitled to insurance benefits, in accordance with Cavico's applicable insurance contract(s) and policies, and applicable state law. These benefits shall include:
- health insurance
- disability insurance
- life insurance

The provisions of this Insurance Benefits section are subject to change in accordance with Cavico policies in effect from time to time.

Ha shall be able to participate in Cavico's pension plan in accordance with the plan's terms and the requirements of law.

14. TERM/TERMINATION. Ha's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by Cavico upon 30 days written notice, and by Ha upon 30 days written notice. If Ha is in violation of this Agreement, Cavico may terminate employment without notice and with compensation to Ha only to the date of such termination. The compensation paid under this Agreement shall be Ha's exclusive remedy.

15. TERMINATION FOR DISABILITY. Cavico shall have the option to terminate this Agreement, if Ha becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. Cavico shall exercise this option by giving 30 days written notice to Ha.

16. COMPLIANCE WITH EMPLOYER'S RULES. Ha agrees to comply with all of the rules and regulations of Cavico.

17. RETURN OF PROPERTY. Upon termination of this Agreement, Ha shall deliver to Cavico all property which is Cavico's property or related to Cavico's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Ha's possession or under Ha's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Ha.

18. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Cavico Corp
Thanh Binh Huynh
Director, Head of Compensation Committe
17011 Beach Blvd, Suite 1230
Hatington Beach, California 92647

Employee:

Ha Quang Bui

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

20. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

21. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

23. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

EMPLOYER:
Cavico Corp

By:		Date:
Thanh Binh Huynh
Director, Head of Compensation Committe

AGREED TO AND ACCEPTED.

EMPLOYEE:

/s/ Ha Quang Bui	Date:
Ha Quang Bui